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                                                       EXHIBIT 15



Omega Environmental, Inc.
Bothell, Washington




Ladies and Gentlemen:

With  respect  to  registration statements,  we  acknowledge  our awareness of the use therein of our report dated August 13,  1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the means of sections 7 and 11 of the Act.



        /s/
- -----------------------
KPMG Peat Marwick LLP
Seattle, Washington


August 13, 1996